Exhibit 10.7

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
FOR ANTHONY J. LABOZZETTA

This Supplemental Executive Retirement Agreement (the “Agreement”) is made this 20th day of July, 2011, by and between Sussex Bancorp, an Employer having its principal place of business at Franklin, New Jersey (the “Employer”) and Anthony J. Labozzetta (the “Participant”).

1.
Nature and Purpose of Agreement The Participant currently serves as the Chief Executive Officer of the Employer and the Employer hereby wishes to provide the Participant with an incentive-driven deferred compensation vehicle that will provide him the opportunity to accumulate significant retirement funds in the event the Participant achieves the specified goals and meets the requirements set forth herein. The Agreement hereinafter set forth is intended to conform to the requirements of Section 409A.

2.	Definitions The following definitions shall apply:

(a)	“Account” shall mean the Participant’s interest in the Agreement as represented by the sum of the amounts described in Paragraphs (i) and (ii):

(i)       the sum of the Employer contributions made in accordance with Section 3;

(ii) the sum of the interest credited to the amounts specified under Paragraph (i) in accordance with Section 4.

(b)	“Agreement Year” shall mean the Fiscal Year that commences on the Effective Date and each Fiscal Year thereafter.

(c)	“Beneficiary” shall mean the beneficiary or beneficiaries designated by the Participant in writing prior to his death or, failing such designation, the Participant’s estate.

(d)	“Board” shall mean the Board of Directors of the Employer.

(e)
“Bona Fide Leave of Absence” shall mean a leave of absence for which there shall be a reasonable expectation that the employee shall return to perform services for the Employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence shall be due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

(f)	“Cause” shall mean

(i)	intentional and egregious neglect of duty or dishonesty by the Participant;

(ii)	any act of fraud, embezzlement or theft by the Participant;

(iii)	indictment of a felony by the Participant if such felony is in connection with a crime against the Employer; or

(iv)	conviction of a felony by the Participant if such felony is in connection with a crime not related to the Employer.

(g)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time.

(h)	“Committee" shall mean the Board or the person or persons appointed by the Board to administer the Plan.

(i)	“Controlled or Affiliated Service Group” shall mean

(i)
"Controlled Group" - Any group of business entities under common control, including but not limited to proprietorships and partnerships, or a controlled group of corporations within the meaning of Sections 414(b), (c) and (o) of the Code.

(ii)	"Affiliated Service Group" - Any group of business entities within the meaning of Section 414(m) of the Code.

(j)	“Disability” shall mean any medically determinable physical or mental impairment which:

(i)	causes the Participant to be unable to engage in any substantial gainful activity and can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii)	can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and for which the Participant is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

The Participant shall be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of the foregoing Paragraphs (i) or (ii).

(k)	“Effective Date” shall mean January 1, 2011.

(l)	“Employer and its Affiliates” shall mean the Employer and any other business entity in a Controlled or Affiliated Service Group which includes the Employer.

(m)	“Fiscal Year” shall mean the Employer’s fiscal year, which begins on each January 1 and ends on the subsequent December 31.

(n)	“Incentive Plan” shall mean the Employer’s Executive Incentive Compensation Plan.

(o)	“Normal Retirement Date” shall mean the first day of any month coinciding with or next following the date the Participant attains age 65.

(p)	“Resignation for Good Reason” shall mean the Participant’s resignation from the Employer, provided that

(i)	the Participant is not in breach of his employment agreement with the Employer;

(ii)	the resignation is being tendered in response to the Employer (A) reassigning the Participant to a position of lesser rank or status than Chief Executive Officer, (B) relocating the Participant’s principal place of employment by more than fifty miles from its location on the date hereof, or (C) reducing the Participant’s compensation or other benefits below the level specified in the Participant’s employment agreement.

(iii)	upon the occurrence of any of the events specified in Paragraph (ii), the Participant provides the Employer with written notice of his intention to resign within thirty days of the applicable event.

(q)	“Salary” shall mean the Participant’s base salary and shall not include any bonuses, incentive pay, fringe benefits or any other special forms of compensation.

(r)
“Section 409A” shall mean Section 409A of the Code, as the same may be amended from time to time, and any successor statute to such section of the Code. References to Section 409A or any requirement under Section 409A, as the same may be interpreted, construed or applied to this Agreement at any particular time, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A, regulations issued by the Secretary of the Treasury under or interpreting Section 409A, decisions by any court of competent jurisdiction involving a Participant or a beneficiary and any closing agreement made under Section 7121 of the Code that shall be approved by the Internal Revenue Service and involves a Participant, all as determined by the Committee in good faith, which determination may (but shall not be required to) be made in reliance on the advise of such tax counsel or other tax professional(s) with whom the Committee from time to time may elect to consult with respect to any such matter.

(s)
“Specified Employee” shall mean a Participant who, as of the date of the Participant’s Termination of Employment, is a key employee of an Employer and its Affiliates any stock of which is “publicly traded on an established securities market” or otherwise. For purposes of this Paragraph (s), a Participant is a key employee if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee identification date. If a Participant is a key employee as of a Specified Employee identification date, the Participant shall be treated as a Specified Employee for purposes of this paragraph (s) for the entire 12-month period beginning on the Specified Employee effective date.

For purposes of this Paragraph (s), the following definitions and rules shall apply:

(i)	Definition of “stock of which is publicly traded on an established securities market”. In addition to stock that is traded on established U.S. markets, this term also includes stock that is publicly traded only on a foreign exchange or is traded on a U.S. exchange only as American depositary receipts or American depositary shares (ADRs).

(ii)	Definition of compensation. For purposes of identifying a Specified Employee by applying the requirements of Section 416(i)(1)(A)(i), (ii), and (iii), the definition of compensation under Section 1.415(c)-2(a) shall be used, applied as if the Employer and its Affiliates were not using any safe harbor provided in Section 1.415(c)-2(d), were not using any of the special timing rules provided in Section 1.415(c)-2(e), and were not using any of the special rules provided in Section 1.415(c)-2(g). Notwithstanding the foregoing, an Employer and its Affiliates may elect to use any available definition of compensation under Section 415 and the regulations thereunder in accordance with the election requirements set forth in Paragraph (iv) of this section, including any available safe harbor and any available election under the timing rules or special rules, provided that the definition shall be applied consistently to all employees of the Employer and its Affiliates for purposes of identifying Specified Employees. An Employer and its Affiliates may elect to use such an alternative definition regardless of whether another definition of compensation is being used for purposes of a qualified plan sponsored by the Employer and its Affiliates. However, once a list of Specified Employees has become effective, the Employer and its Affiliates cannot change the definition of compensation for purposes of identifying Specified Employees for the period with respect to which such list is effective.

(iii)	Specified Employee identification date. Unless another date shall be designated in accordance with the requirements of Paragraphs (iv) and (v) of this section, the Specified Employee identification date shall be December 31. An Employer and its Affiliates may designate in accordance with the requirements of Paragraph (iv) of this Section any other date as the Specified Employee identification date, provided that an Employer and its Affiliates must use the same Specified Employee identification date with respect to all nonqualified deferred compensation plans, and any change to the Specified Employee identification date may not be effective for a period of at least 12 months. The Employer and its Affiliates may designate a Specified Employee identification date in each plan or in a separate document applicable to all plans, provided that the Employer and its Affiliates shall not be treated as having designated a Specified Employee identification date before the designation shall be legally binding on the Employer and its Affiliates and all affected Participants.

(iv)	Specified Employee effective date. Unless another date shall be designated in accordance with the requirements of this Paragraph (iv) and Paragraph (v) of this section, the Specified Employee effective date shall be the first day of the fourth month following the Specified Employee identification date. An Employer and its Affiliates may designate in accordance with the requirements of this Paragraph (iv) any date following the Specified Employee identification date as the Specified Employee effective date, provided that such date may not be later than the first day of the fourth month following the Specified Employee identification date, and provided further that an Employer and its Affiliates must use the same Specified Employee effective date with respect to all nonqualified deferred compensation plans, and any change to the Specified Employee effective date may not be effective for a period of at least 12 months. The Employer and its Affiliates may designate a Specified Employee effective date through inclusion in each plan document or through a separate document applicable to all plans, provided that the Employer and its Affiliates shall not be treated as having designated a Specified Employee effective date on any date before the designation shall be legally binding on the Employer and its Affiliates and all affected Participants.

(v)	Elections affecting the identification of Specified Employees. The elections described in the foregoing paragraphs of this section are effective only as of the date that all necessary corporate action has been taken to make such elections binding for purposes of all affected nonqualified deferred compensation plans in which the Participants of the Employer and its Affiliates that would become a Specified Employee due to the application of such election participate. In the event the Employer attempts to make an election under one of the foregoing paragraphs of this section but such election shall be not binding on all the affected nonqualified deferred compensation plans and applied consistently to all such Participants, the election shall be not effective and the rule under the applicable Paragraph that would apply absent an election shall be applicable for identifying Specified Employees.

(t)
“Termination of Employment” shall mean the Participant’s separation from service from the Employer and its Affiliates determined in accordance with the following guidelines: whether a separation from service has occurred shall be determined based on whether the facts and circumstances indicate that the Employer and the participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the participant has been providing services to the Employer less than 36 months).  Facts and circumstances to be considered in making this determination include, but are not limited to, whether

(i)	the participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs);

(ii)	similarly situated Participants have been treated consistently, and

(iii)	the Participant is permitted, and realistically available, to perform services for other Companies in the same line of business.

A participant shall be presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the participant during the immediately preceding 36-month period. A participant shall be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the participant during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption shall be rebuttable by demonstrating that the Employer and the participant reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Employer if the participant has been providing services to the Employer for a period of less than 36 months (or that the level of bona fide services would not be so reduced).  For purposes of this Paragraph, for periods during which an participant is on a paid Bona Fide Leave of Absence and has not otherwise terminated employment, the participant shall be treated as providing bona fide services at a level equal to the level of services that the participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a participant is on an unpaid Bona Fide Leave of Absence and has not otherwise terminated employment, are disregarded for purposes of this Paragraph (including for purposes of determining the applicable 36-month (or shorter) period.

(u)	"Year of Plan Participation" shall mean each full Agreement Year during which Participant is actively employed by the Employer.

(v)	"Valuation Date" shall mean the last day of each Agreement Year.

3.	Employer Contributions

(a)	At the end of each Agreement Year, the Participant’s performance shall be reviewed using the same performance measures as the Incentive Plan. For purposes of this review the following definitions shall be applicable:

(i)	“Actual ROE” shall mean the actual return on equity for the Employer for the Agreement Year of reference as determined by the Employer’s Chief Financial Officer in accordance with generally accepted accounting principles and as approved by the Board.

(ii)	“Actual NI” shall mean the actual net income of the Employer for the Agreement Year of reference as determined by the Employer’s Chief

Financial Officer in accordance with generally accepted accounting principles and as approved by the Board.

(iii)	“Target ROE” shall mean the budgeted return on equity for the Employer for the Agreement Year of reference as determined in accordance with Subsection (b).

(iv)	“Target NI” shall mean the budgeted net income for the Employer for the Agreement Year of reference as determined in accordance with Subsection (b).

(b)
Determination of Target Amounts: In accordance with its annual corporate budget preparation, the Employer shall establish a “Target ROE” and “Target NI” and communicate such Targets to the Participant in writing during the first calendar quarter of the Agreement Year of reference.  Once established, such Targets shall be used to calculate the Participant’s ROE, NI and Overall Performance Percentages for the Agreement Year of reference in accordance with Subsections (c), (d) and (e) unless and until new Targets are established as a result of the Board, in its sole discretion, revising the Employer’s corporate budget during the course of the Agreement Year.  In the event that such revision occurs, the new Targets shall be used.

(c)	Calculation of ROE Performance Percentage:

(i)	Commencing with 2013 and each year thereafter, the “ROE Performance Percentage” for the Agreement Year of reference shall equal (A) divided by (B):

(A)	the average of the Actual ROE for the Agreement Year of reference and the two preceding years;

(B)	the average of the Target ROE for the Agreement Year of reference and the two preceding years.

(ii)	For 2012, the “ROE Performance Percentage” shall equal (A) divided by (B):

(A)	the average of the Actual ROE for 2012 and the two preceding years;

(B)	the average of the Target ROE for 2012, the Target ROE for 2011 and the Actual ROE for 2010.

(iii)	For 2011, the “ROE Performance Percentage” shall equal (A) divided by (B):

(A)	the average of the Actual ROE for 2011 and the Actual ROE for 2010;

(B)	the average of the Target ROE for 2011 and the Actual ROE for 2010.

(d)	Calculation of NI Performance Percentage: the NI Performance Percentage for the Agreement Year of reference shall equal (i) divided by (ii):

(i)	the Actual NI for the Agreement Year of reference;

(ii)	the Target NI for the Agreement Year of reference.

(e)	Calculation of the Overall Performance Percentage: the Overall Performance Percentage for the Agreement Year of reference shall equal the sum of (i) and (ii):

(i)	50% of the ROE Performance Percentage for the Agreement Year of reference; plus

(ii)	50% of the NI Performance Percentage for the Agreement Year of reference.

(f)
Relationship of Overall Performance Percentage to Contribution Levels: There shall be separate Contribution Levels for which the Participant may be eligible depending on his Overall Performance Percentage for the Agreement Year of reference as follows:

(i)	if his Overall Performance Percentage for the Agreement Year of reference is less than 90%, no contribution will be made.

(ii)	if his Overall Performance Percentage for the Agreement Year of reference is 90% or more but less than 100%, the Participant will receive a contribution equal to a percentage of 5% or more but less than 15% of Salary.

Interpolation shall be used to determine the exact contribution percentage (e.g., an Overall Performance Percentage of 97% shall result in a contribution of 12% of Salary).

(iii)	if his Overall Performance Percentage for the Agreement Year of reference is 100% or more but less than 120%, the Participant will receive a contribution equal to 15% or more but less than 22% of Salary.

Interpolation shall be used to determine the exact contribution percentage (e.g., an Overall Performance Percentage of 110% shall result in a contribution of 18.5% of Salary).

(iv)	if his Overall Performance Percentage for the Agreement Year of reference is equal to or greater than 120%, the Participant will receive a contribution equal to 22% of Salary.

(g)	The Employer contribution for the Agreement Year of reference determined in accordance with Sections (a), (b), (c), (d), (e) and (f) shall be allocated to the Participant’s Account on the last business day of such Agreement Year, provided he is in the employ of the Employer on such day. Notwithstanding the foregoing provision, a Participant shall be entitled to a share of the Employer contributions for the Agreement Year of (i) his Retirement or death, (ii) the commencement or end of a Leave of Absence authorized by the Employer or (iii) his transfer to another business entity to which such Participant had been transferred by the Employer, even if the Participant is not in the employ of the Employer on the last business day of such Plan Year.

4.	Valuation of Account and Allocation of Earnings and Expenses

(a)	For purposes of valuing the Participant's Account, deemed investment experience shall be credited in accordance on each Valuation date with the US 10-year Treasury Note rate in effect on the first business day of the Agreement Year of reference.

(b)	On the basis of the valuation as of a Valuation Date, the Participant’s Account shall be (i) adjusted to reflect the deemed investment earnings in accordance with Subsection (a) and (ii) directly adjusted to reflect all other applicable transactions during the Plan Year attributable to such Account including, but not limited to, any allocations or distributions.

(c)	In addition to its allocations, the Employer shall pay all the administrative expenses of the Plan and all fees and retainers of the Plan's accountants, counsel, consultant, administrator or other specialist so long as the Plan remains in effect.

5.	Vesting of Employer Contributions

(a)	Upon Normal Retirement

Upon eligibility for Normal Retirement, a Participant shall have a 100% vested interest in his Account.

(b)	Upon Disability

Upon Disability, a Participant shall have a 100% vested interest in his Account.

(c)	Upon Death

Upon the death of a Participant prior to Normal Retirement, Disability or other termination of employment, such Participant's Beneficiary shall be entitled to a 100% vested interest in the Participant's Account.

(d)	Upon Other Termination of Employment

(i)	Subject to Subsections (iii), (iv) and (v), upon the Participant's Termination of Employment prior to his Normal Retirement, Disability or death, he shall be entitled to a 100% vested interest in his Account, provided he has completed at least 10 Years of Plan Participation.

(ii)	Subject to Subsection (v), upon the Participant's Termination of Employment prior to his Normal Retirement, Disability or death and before completing at least 10 Years of Plan Participation, the

Participant’s entire Account shall be forfeited, there shall be no benefits payable and the Employer shall have no further obligations under the Agreement.

(iii)	In the event that a Participant violates the Employer’s “non-compete provisions”, his entire Account shall be forfeited, there shall be no benefits payable and the Employer shall have no further obligations under the Agreement. For purposes of the Agreement, “non-compete provisions” shall refer to the non-compete provisions set forth in the Participant’s employment agreement with the Employer.

(iv)	In the event that a Participant is terminated by the Employer for Cause; or within a reasonable time following a Participant’s Termination of Employment (not to exceed 18 months), the Employer determines that there were facts and circumstances in existence but unknown at the time of the Participant’s termination that would have justified the termination of the Participant’s employment for Cause, and the Employer deems cause to be an adequate reason for dismissal, such Participant shall not be eligible to receive any benefit under the Plan. In the event that a Participant has already received his distribution from the Plan, then, in addition to any other rights or remedies that the Employer may have against such former Participant with respect to such distribution, the Employer shall have the right to use self-help and reduce any amount otherwise payable by the Employer to the former Participant in order to recover the amount distributed to the Participant from the Plan.

(v)	Notwithstanding the foregoing Subjections (i) and (ii) but subject to Subsections (iii) and (iv), upon the Participant's Termination of Employment

(A)	by the Employer without Cause; or

(B)	as the result of the Participant’s Resignation for Good Reason the Participant shall have a 100% vested interest in his Account, regardless of the number of Years of Plan Participation completed as of the Participant's Termination of Employment.

(e)	Upon Change in Control

Subject to Subsections (d)(iii) and (d)(iv), a Participant shall have a 100% vested interest in his Account upon a Change in Control of the Employer.   For purposes of this Paragraph (e), a “Change in Control” shall mean

(i)	a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Employer, or a similar transaction, in any case in which the holders of the voting stock of the Employer prior to such transaction do not hold a majority of the voting power of the resulting entity; or

(ii)	individuals who constitute the Incumbent Board (as herein defined) of the Employer cease for any reason, within a 12 month period, to constitute a majority thereof; or

(iii)	Without limitation, a change in control shall be deemed to have occurred at such time as (i) any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Employer or the trustees or any administration of any employee stock ownership plan and trust, or any other employee benefit plans, established by Employer from time-to-time in is or becomes a "beneficial owner" (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Employer representing 35% or more of the Employer's outstanding securities ordinarily having the right to vote at the election of directors; or

(iv)	A tender offer is made for 35% or more of the voting securities of the Employer and the shareholders owning beneficially or of record 35% or more of the outstanding securities of the Employer have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, "Incumbent Board" means the Board of Directors of the Employer on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

6.	Form of Payments

(a)         Normal Form of Payment

Except as provided in Subsections (b), (c) and the last sentence of Subsection 7(d)(ii), distribution of the Participant’s Account shall be paid to the Participant over five years in the form of 60 equal monthly payments. The Participant’s vested Account balance as of the commencement date determined in accordance with Subsection 7(a) shall be actuarially converted to the 60 monthly payments using the U.S. Treasury rate in effect on the first day of the calendar year containing the commencement date. Such conversion shall be performed without any adjustments for mortality.

The Employer may purchase and retain ownership of an annuity from an insurance company in order to provide for such payments from the Employer to the Participant.

(b)	Lump Sum Cash-Out Threshold

Notwithstanding the foregoing, in the event that the Participant’s Account does not exceed the applicable dollar amount under Section 402(g)(1)(B) at the time the benefit is to commence, then the Employer, at its sole discretion, may direct that such Account be paid to the Participant or to the Participant’s Beneficiary in lieu of a monthly benefit.  Such lump-sum payment shall result in a complete settlement of the Participant’s rights under the Plan.  This Subsection (b) shall only apply if the payment results in the termination and liquidation of the entirety of the Participant’s interest under the plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 1.409A-1(c)(2).

(c)	Death Prior to Commencement of Benefits

LUMP SUM OPTION
In the event that the Participant dies prior to the commencement of benefits, distribution of the Participant’s Account shall be paid to his Beneficiary in a single lump sum.  If the Participant’s Beneficiary predeceases the Participant, the death benefits shall be payable to the Participant’s estate.

INSTALLMENT OPTION
In the event that the Participant dies prior to the commencement of benefits, distribution of the Participant’s Account shall be paid to his Beneficiary (or upon the Beneficiary’s death to the Participant’s estate) the over five years in the form of 60 equal monthly payments determined in the same manner as described under Subsection 6(a).  Such death benefit shall continue to the Participant’s Beneficiary (or upon the Beneficiary’s death to the Participant’s estate) beginning on the first day of the month following the Participant’s death and continuing until the remaining balance of the 60 monthly payments is made.

(d)	Death Subsequent to Commencement of Benefits

In the event that the Participant dies subsequent to the commencement of benefits but prior to the Participant having received 60 monthly payments, the payments described in Subsection 6(a) shall continue to the Participant’s Beneficiary beginning on the first day of the month following the Participant’s death and continuing until the remaining balance of the 60 monthly payments are made.  If the Participant is not survived by a Beneficiary or if the Beneficiary dies before 60 monthly payments are made, payments shall continue to the Participant’s estate until the remainder of the 60 monthly payments is distributed.

7.	Time of Payments

(a)	Subject to Subsections (b), (c) and (d), the payments described in Section 6, shall commence to the Participant on the first day of the month following the later of the Participant’s Termination of Employment or his Normal Retirement Date.

(b)	Notwithstanding the foregoing, in the event that the Employer is publicly-traded at the time of the Participant’s Termination of Employment and the benefit is being distributed as a result of the Participant’s Termination of Employment, payment shall be deferred until the first business day following the six-month anniversary of the Participant’s Termination of Employment (“Mandatory

Deferred Payment Date”), if the Employer determines that such Participant is a Specified Employee. In the event that the provisions of the preceding sentence apply and the provisions of Subsection (b) are not applicable, on his Mandatory Deferred Payment Date the Participant shall receive retroactive annuity payments, without interest, to make up for the six-month delay in the starting date for such payments.

Such six-month delay shall not apply in the event that the Participant’s benefit is being distributed as a result of death or the incurrence of a Disability.

(c)	In the event the Participant incurs a Disability, the payments described in Section 6, shall commence to the Participant on the first day of the month following such Disability.

(d)	In the event of the Participant’s death

(i)	prior to the commencement of benefits in accordance with Subsection (a), the payment described in Subsection 6(c) shall be distributed to the Participant’s Beneficiary (or, upon the Beneficiary’s death, to the Participant’s estate) on the first day of the month following his death.

(ii)	after the commencement of benefits in accordance with Subsection (a) but prior to the Participant having received 60 monthly payments, the payments described in Subsection 6(a) shall continue to the Participant’s Beneficiary beginning on the first day of the month following his death and continuing until the remaining balance of the 60 monthly payments are made to the Beneficiary or, upon the Beneficiary’s death, to the Participant’s estate.

8.	Supplemental Executive Retirement Payments to be Unfunded

Notwithstanding any other provision of this Agreement, the Employer shall not be required to fund its nonqualified retirement obligations under this Agreement in any manner, whether by purchase of insurance or endowment contracts, or deposits to an escrow account, or otherwise; and if the Employer does choose to do so, then the Participant shall not have any right or interest in such contract, deposit, or account, but may look only to the Employer’s unsecured promise to pay in accordance with the provisions of the Agreement.

9.	Interest in Agreement is Nonassignable

(a)	Except as otherwise provided in Subsection (b), no right or claim to any benefit hereunder shall be assignable by any Participant or Beneficiary, nor subject to garnishment, attachment, execution or levy of any kind and no part of the amounts payable hereunder or any insurance policy referred to herein shall be subject to seizure by any creditor of the Participant, his spouse or any other beneficiary, by a proceeding at law or in equity, and no such benefit shall be transferable by operation of law in the event of bankruptcy, insolvency or death of the Participant, his spouse, or any other beneficiary hereunder. Any attempt to assign, transfer, pledge, encumber, commute or anticipate payment of benefits hereunder shall be void.

(b)	Notwithstanding Subsection (a), the Agreement shall permit a distribution that is necessary to

(i)   fulfill a “domestic relations order” as defined in Section 414(b)(1)(B) of the Code;

(ii)   prevent conflicts of interest as described below:

(A)	to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government.

(B)	to the extent necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule). A payment is reasonably necessary to avoid the violation of a Federal, state, local, or foreign ethics law or conflicts of interest law if the payment is a necessary part of a course of action that results in compliance with a Federal, state, local, or foreign ethics law or conflicts of interest law that would be violated absent such course of action, regardless of whether other actions would also result in compliance with the Federal, state, local, or foreign ethics law or conflicts of interest law. For this purpose, a provision of foreign law shall be considered applicable only to foreign earned income (as defined under Section 911(b)(1) without regard to Section 911(b)(1)(B)(iv) and without regard to the requirement that the income be attributable to services performed during the period described in Section 911(d)(1)(A) or (B)) from sources within the foreign country that promulgated such law.

(iii)	pay the Federal Insurance Contributions Act (FICA) tax imposed under Section 3101, Section 3121(a) and Section 3121(v)(2), where applicable, on compensation deferred under the arrangement (the FICA Amount);

(iv)	pay the income tax at source on wages imposed under Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes. However, the total payment under Subparagraph (iii) and this Subparagraph (iv) must not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount; and

(v)	pay any taxes due as a result of the Plan failing to meet the requirements of Section 409A. Any such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A.

10.
Amendment and Termination  During the lifetime of the Participant, this Agreement may be amended by the Board at any time or times, in whole or in part, only by the mutual written agreement of the Participant and the Board.  Although the Employer expects to continue the Agreement indefinitely, it expressly reserves the right to terminate it in whole or in part at any time by an instrument in writing delivered to the Participant, effective on the date specified in such instrument, provided, however, that the Participant’s accrued benefit, calculated as of the time of such termination, shall not be reduced without the Participant’s consent, and shall remain payable in accordance with Sections 6 and 7 at the same time and in the same form as would have been applicable in the event that termination of the Agreement had not occurred.  Earlier payment of benefits under the Agreement upon termination of the Agreement shall be permitted at the discretion of the Employer only in the event that such accelerated payment is made in accordance with the Employer’s termination and liquidation of the Plan under (a), (b), (c) or (d):

(a)	within 12 months of a corporate dissolution taxed under Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the plan are included in the participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received),

(i)       The calendar year in which the Plan termination occurs;

(ii)      The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)     The first calendar year in which the payment is administratively practicable.

(b)	pursuant to irrevocable action taken by the Employer’s within the 30 days preceding or the 12 months following a change in control event (as defined in Treasury Regulation Section 1.409A-3(i)(5)), provided that this paragraph shall only apply to a payment under a plan if all agreements, methods, programs, and other arrangements sponsored by the Employer’s immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation Section 1.409A-1(c)(2) are terminated and liquidated with respect to each participant that experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the Employer irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements. Solely for purposes of this paragraph, where the change in control event results from an asset purchase transaction, the applicable Employer with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the Employer that is primarily liable immediately after the transaction for the payment of the deferred compensation.

(c)	at the Employer’s discretion, provided that

(i)	the termination and liquidation does not occur proximate to a downturn in the financial health of the Employer.

(ii)	the Employer terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Employer that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Treasury Regulation Section 1.409A-1(c) if the Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(iii)	no payments in liquidation of the Plan are made within 12 months of the date the Employer takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(iv)	All payments are made within 24 months of months of the date the Employer takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v)	the Employer does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation Section 1.409A-1(c) if the Participant participated in both plans, at any time within three years following the date the Employer takes all necessary action to irrevocably terminate and liquidate the Plan.

(d)	Such other events and conditions as the Commissioner may prescribe in generally applicable guidance published in the Internal Revenue Bulletin (see Section 601.601(d)(2)) in compliance with Code Section 409A.

11.	Execution and Duplicate This Agreement may be executed in duplicate, each copy when so executed and delivered shall be an original, but each copy together shall constitute one and the same instrument.

12.	Waiver of Breach Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either party.

13.
Reaffirmation of the Agreement Except as the Agreement is expressly modified, amended, or revised as set forth in the foregoing provisions of this amendment and restatement, the Agreement is hereby affirmed and ratified in its entirety and shall continue in full force and effect between the Participant and the Employer.

14.	Claims

(a)	A claim for Benefits under the Plan must be made to the Committee in writing by a Participant or his Beneficiary (or a duly authorized representative of a Participant or Beneficiary). Oral communications shall not be recognized as a formal claim for Benefits.

(b)	Except as provided below with respect to a claim for disability benefits, the Committee (or its delegatee) shall deliver a reply with respect to a claim for

Benefits under the Plan within 90 days; provided that the Committee or its delegatee) may extend the reply period for an additional 90 days if necessary. To the extent required by law, if a claim is for disability benefits, a reply with respect to the claim shall be delivered by the Committee (or its delegatee) within 45 days, unless one or two 30-day extensions are required, in which event a reply shall be provided by the end of the period(s) of extension. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the reviewer expects to render a decision on the claim. If the claim is denied in whole or in part, the Committee (or its delegatee) shall issue a denial of the claim with the notice of denial (i) setting forth the specific reasons for such denial; (ii) specific references to pertinent provisions of the Plan on which such denial is based; (iii) additional material or information a description of any additional material or information necessary for the claimant to perfect the claimant’s claim and an explanation why such material or such information is necessary; and (iv) appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review, and the time limits for requesting such a review.

(c)	Within 60 days (180 days regarding disability benefits, to the extent required by law), after the receipt by the claimant of the written determination described in Subsection (b) above, the claimant (or his duly authorized representative) may request in writing that the Committee (or its delegatee) review the initial claim denial. The claimant or claimant’s duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee (or its delegatee). If the claimant does not request a review of the initial claim determination within the 60 day period (180 day period in the case of a disability claim, to the extent required by law) described in Subsection (b), the claimant shall be barred and estopped from challenging the initial claim determination, and the initial claim determination shall be final.

(d)	If within 60 days (45 days in the case of a disability claim, to the extent required by law) after the Committee’s receipt of a request for a review, the Committee (or its delegatee) shall review the determination. To the extent the claim relates to disability benefits, the review should be made by a reviewer who is not the initial claim reviewer, nor his subordinate, and should otherwise comply with legal requirements. After considering all materials presented by the claimant, the Committee (or its delegatee) shall render a written determination, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the 60-day time period (45-day period in the case of a disability claim, to the extent required by law) be extended, the Committee (or its delegatee) shall so notify a claimant and shall render the decision as soon as practicable, but not later than 120 days (90 days in the case of a disability claim, to the extent required by law) after receipt of the request for review.

(e)	The Secretary of the Employer shall be the agent for service of legal process.

15.	Separate Agreement Benefits contained herein are a matter of separate agreement and not in lieu of salary or any other compensation for services.

16.
Participant Rights The establishment of this Agreement, its amendments and the granting of a benefit pursuant to the Agreement shall not give the Participant the right to continued employment with the Employer, or limit the right of the Employer to dismiss or impose penalties upon the Participant or modify the terms of employment of the Participant.

17.
Incapacity If, in the opinion of the Board or committee, the Participant is unable to care for his affairs because of illness, accident or any other reason at the time benefits are payable under the terms of the Agreement, any payment due the Participant, unless prior claim therefor shall have been made by a duly qualified guardian or other duly appointed and qualified representative of such person, may be paid to some member of the person’s family, or to some party who, in the opinion of the Board or committee, has incurred expense for such person.  Any such payments shall be payments for the account of such person and shall be a complete discharge of the Employer’s liability under the Agreement.

18.
Misstated Information If any information has been misstated on which the Participant’s benefit under the Agreement was based, such benefit shall not be invalidated but the amount of the benefit shall be adjusted to the proper amount as determined on the basis of the correct information.  Overpayments, if any, with interest as determined by the Administrator shall be charged against any payments accruing with respect to the Participant.  The Administrator reserves the right to require proof of age of any person entitled to a benefit under this Agreement.

19.
Tax Withholding The Employer shall withhold the amount of any federal, state or local income tax or other tax required to be withheld by the Employer under applicable law with respect to any amount payable under the Plan.

20.	Governing Law The Plan shall be governed and construed according to the laws of the State of New Jersey.

IN WITNESS WHEREOF, Anthony J. Labozzetta has signed his name to this Agreement and the Chairman of the Board of Sussex Bancorp on behalf of its Board of Directors has caused this Agreement to be executed, effective as of the date first mentioned above.

SUSSEX BANCORP

Date: July 20, 2011	By: Donald L. Kovach
Title: Chairman of the Board

Date: July 20, 2011	PARTICIPANT

By: Anthony J. Labozzetta
Anthony J. Labozzetta

SUSSEX BANCORP

FIRST AMENDMENT TO
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT FOR ANTHONY J. LABOZZETTA

The SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT dated July 20, 2011 and effective January 1, 2011, by and between SUSSEX BANCORP, a New Jersey bank holding company located in Franklin, New Jersey and Anthony J. Labozzetta, is hereby amended effective January 1, 2018 to provide as follows:

1.    Section 3 of the Agreement shall be restated in its entirety to read as follows:

Employer Contributions. Notwithstanding Section 4, no further Employer Contributions will be credited to the Participant’s Account Balance.

2.    Section 4(a) of the Agreement shall be restated in its entirety to read as follows:

For the purposes of valuating the Participant’s Account, deemed investment experience shall be credited in accordance on each Valuation Date with the Crediting Rate in effect on the first business day of the Agreement Year of reference.

For the purposes of this Agreement “Crediting Rate” shall mean the Prime Rate as published in The Wall Street Journal.

3.    Section 5(d) Subsections (i) and (ii) of the Agreement shall be restated in its entirety to read as follows:

(i)Subject to Subsection (iii), (iv) and (v), upon the Participant’s Termination of Employment prior to his Normal Retirement, Disability or death, he shall be entitled to a 100% vested interest in his Account.

(ii)RESERVED

EXECUTIVE:
Anthony J. Labozzetta
Anthony J. Labozzetta

SUSSEX BANCORP:

Donald L. Kovach
Name: Donald L. Kovach
Title:    Chairman of the Board